Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	Tuesday, July 21, 2009
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS INCREASED REVENUES AND NET INCOME OVER THE PRIOR QUARTER.  HOWEVER, FISCAL YEAR REVENUES AND NET INCOME BOTH DECREASED FROM THE PRIOR YEAR.

Milpitas, California, July 21, 2009, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter ended June 28, 2009.  Revenue of $208.0 million for the fourth quarter of fiscal year 2009 increased 4% compared to the previous quarter’s revenue of $200.9 million and decreased 32% or $99.1 million from $307.1 million reported in the fourth quarter of fiscal year 2008.  Diluted earnings per share (“EPS”) of $0.25 was flat compared to the third quarter of fiscal year 2009, which benefited from a lower tax rate of 19.5% compared to the current quarter’s tax rate of 23.0%.  In addition, the current quarter had a restructuring charge of $2.3 million compared to no charge for the prior quarter.  EPS decreased $0.21 per share or 46% from the fourth quarter of fiscal year 2008.  Net income of $56.2 million increased $1.8 million or 3% over the third quarter of fiscal year 2009 and decreased $46.9 million or 45% from the fourth quarter of fiscal year 2008.

Revenue for the year ended June 28, 2009 was $968.5 million, a decrease of 18% or $206.7 million from revenue of $1.175 billion for the previous fiscal year.  Diluted EPS for the year ended June 28, 2009 was $1.41, a decrease of 18% or $0.30 per share from fiscal year 2008 diluted EPS of $1.71.  Net income for fiscal year 2009 decreased $74.1 million or 19% from $387.6 million reported in the previous fiscal year.

During the June quarter the Company’s cash and short-term investments balance decreased by $51.3 million to $868.7 million, net of spending approximately $62.8 million to purchase $64.4 million face value of its 3.125% Convertible Senior Notes.  A cash dividend of $0.22 per share will be paid on August 26, 2009 to stockholders of record on August 14, 2009.

Major factors impacting the June quarter were:
•	Revenue increased by $7.1 million.

•
Operating expenses were favorably impacted by lower labor costs as employees were required to take both approximately 1 week of time-off during the quarter as well as a 10% temporary reduction in base pay.

•
The Company reported approximately $2.3 million in restructuring expenses for employee severance costs related to a reduction in workforce of approximately 130 employees.  The $2.3 million charge represents the total amount in connection with this workforce reduction and the majority of these severance amounts were paid during the June quarter.

•
The Company purchased and retired $64.4 million face value of its 3.125% Convertible Senior Notes, resulting in a gain of approximately $1.6 million, or $0.01 diluted EPS, net of deferred issuance costs.

According to Lothar Maier, CEO, “Revenues improved over the previous quarter as we grew sales 4%; however, we are still in a global recession. We continue to control our variable expenses where possible to reduce the impact on profits due to lower year-over-year revenues. Because of these cost saving measures, operating margin was 38% for the fourth quarter which was an improvement over 36.4% reported in the prior quarter.

It was a difficult year in which the Company saw record quarterly revenues of $310.4 million in the first quarter and then the subsequent three quarters had substantial year-over-year revenue declines. The actions taken by the Company and the sacrifices made by its employees enabled the Company to maintain its industry leading profitability margins despite one of the worst recessions since the Great Depression.

Looking ahead to the September quarter, there is continued uncertainty in the marketplace and our customers continue to be cautious with their ordering patterns.  Forecasting operating results in the current environment is difficult, particularly since lead times are shorter than usual as customers tend to order only what they urgently need . However, customers have become more consistent in their ordering patterns and we have seen some improvement in the automotive and recently the industrial end markets. Our book to bill ratio was positive in the June quarter.  Accordingly, although the summer quarter is historically a slow quarter for the Company, we are coming off a recession impacted lower sales base and expect this year that first quarter revenues will be up 2% to 5% over the fourth quarter.  In order to meet these expectations, turns business, or bookings that are recorded and shipped during the quarter, will need to remain at a high level as customers order to current demand.  The Company will continue to maintain tight expense controls and we expect to maintain operating margins in the upper thirties range as a percentage of net sales.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended June 29, 2008.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, July 22, 2009 at 8:30 a.m. Pacific Coast Time.  Those investors wishing to listen in may call (719) 325-2312, or toll free (888) 500-6973 before 8:15 a.m. to be included in the audience.   There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from July 22, 2009 through July 28, 2009.

You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #4135200.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of July 22, 2009 until the fourth quarter earnings release next year.

Linear Technology Corporation, a manufacturer of high performance linear integrated circuits, was founded in 1981, became a public company in 1986 and joined the S&P 500 index of major public companies in 2000.  Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, uModule® products, and many other analog functions.  Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems. For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California   95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended			Twelve Months Ended
	June 28,	Mar. 29,	June 29,	June 28,	June 29,
	2009	2009	2008	2009	2008
Revenues	$ 208,018	$ 200,933	$ 307,080	$ 968,498	$ 1,175,153
Cost of sales (1)	53,456	52,662	69,793	237,868	267,005
Gross profit	154,562	148,271	237,287	730,630	908,148

Expenses:
Research & development (1)	44,466	44,724	51,897	185,843	197,089
Selling, general & administrative (1)	28,694	30,430	40,634	128,804	142,395
Restructuring	2,343	-	-	3,907	-
	75,503	75,154	92,531	318,554	339,484
Operating income	79,059	73,117	144,756	412,076	568,664
Interest expense	(12,091)	(12,529)	(14,421)	(52,273)	(57,792)
Interest income	4,470	5,397	9,056	22,954	30,082
Gain on early retirement of convertible
senior notes	1,590	1,673	-	24,252	-

Income before income taxes	73,028	67,658	139,391	407,009	540,954
Provision for income taxes	16,796	13,193	36,242	93,499	153,341

Net income	$ 56,232	$ 54,465	$ 103,149	$ 313,510	$ 387,613

Earnings per share:
Basic	$ 0.25	$ 0.25	$ 0.47	$ 1.41	$ 1.74
Diluted	$ 0.25	$ 0.25	$ 0.46	$ 1.41	$ 1.71

Shares used in the calculation of earnings per share:
Basic	222,069	221,812	221,426	221,767	222,232
Diluted	222,431	222,017	225,014	222,461	226,257

(1) Includes stock-based compensation charges as follows:

Cost of sales	$ 2,221	$ 2,288	$ 1,997	$ 8,328	$ 7,862
Research & development	9,276	9,541	8,454	35,039	32,743
Sales, general & administrative	5,295	5,444	4,758	19,836	18,261

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
	June 28,	June 29,
	2009	2008
	(unaudited)	(1)
ASSETS:
Current assets:
Cash, cash equivalents and
marketable securities	$868,711	$966,701

Accounts receivable, net of
allowance for doubtful
accounts of $1,790 ($1,752
at June 29, 2008)	95,434	161,452

Inventories	52,531	56,017

Deferred tax assets and
other current assets	72,575	61,370
Total current assets	1,089,251	1,245,540

Property, plant & equipment, net	258,425	261,085

Other noncurrent assets	73,853	77,264
Total assets	$1,421,529	$1,583,889

LIABILITIES & STOCKHOLDERS’
EQUITY:
Current liabilities:
Accounts payable	$10,531	$16,860

Accrued income taxes, payroll & other accrued liabilities	86,313	120,521

Deferred income on shipments
to distributors	28,497	37,777
Total current liabilities	125,341	175,158

Convertible senior notes	1,405,644	1,700,000

Deferred tax and other long-term
liabilities	157,146	142,649

Stockholders’ equity:
Common stock	1,119,369	1,050,259

Accumulated deficit	(1,391,066)	(1,485,629)

Accumulated other
comprehensive income	5,095	1,452
Total stockholders’ deficit	(266,602)	(433,918)
	$1,421,529	$1,583,889

(1) Derived from audited financial statements at June 29, 2008.

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended				Twelve Months Ended
	June 28,	Mar. 29,	June 29,		June 28,		June 29,
	2009	2009	2008		2009		2008

Reported net income
(GAAP basis)	$ 56,232	$ 54,465	$ 103,149		$ 313,510		$ 387,613

Stock-based compensation (1)	16,792	17,273	15,209		63,203		58,866

Income tax effect of
non-GAAP adjustments	(3,862)	(3,368)	(3,954)		(14,519)		(16,686)

Non-GAAP net income	$ 69,162	$ 68,370	$ 114,404		$ 362,194		$ 429,793

Non-GAAP earnings per share excluding the effects of stock-based compensation:
Basic	$ 0.31	$ 0.31	$ 0.52		$ 1.63		$ 1.93
Diluted	$ 0.31	$ 0.31	$ 0.51		$ 1.63		$ 1.91

Shares used in the calculation of Non-GAAP earnings per share:
Basic	222,069	221,812	221,426		221,767		222,232
Diluted	222,431	222,041	(2) 223,651	(2)	222,589	(3)	224,681	(3)

1)	Linear began expensing stock options in the first quarter of fiscal year 2006.

2)
Excludes (24) and 1,363 shares for the three months ended March 29, 2009 and June 29, 2008, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

3)
Excludes 128 and 1,576 shares for the twelve months ended June 28, 2009 and June 29, 2008, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation expenses and the related tax effects primarily because they are significant non-cash expense estimates which management separates for consideration when evaluating and managing business operations.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.